Exhibit 99.1

FINAL TRANSCRIPT

**MXE - Q3 2010 MXenergy Earnings Conference Call

Event Date/Time: May. 21. 2010 / 2:00PM GMT

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CORPORATE PARTICIPANTS

Phil Mittleman

MXenergy - Associate General Counsel

Jeff Mayer

MXenergy - CEO

Chaitu Parikh

MXenergy - EVP and CFO

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2010 MXenergy Earnings Conference Call. My name is Veronica and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions).

I would now like to turn the conference over to your host for today, Mr. Philip Mittleman, Associate General Counsel. Please proceed.

Phil Mittleman - MXenergy - Associate General Counsel

Thank you, Veronica, and good morning. I’m Phil Mittleman, Associate General Counsel of MXenergy Holdings, Inc. Today, we’ll be reviewing our financial results for the quarter ended March 31, 2010, which is the third quarter of our fiscal year. During the call, MXenergy Holdings, Inc. may also be referred to as MXenergy, MX, the Company, we, or us.

Before we begin, I’d like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described in our annual report on Form 10-K for the year ended June 30, 2009 and in our current report on Form 10-Q for the quarter ended March 31, 2010. All information is current as of the date of this call and the Company undertakes no duty to update this information.

We’ll take questions at the end of the call. Due to SEC disclosure regulations, we’ll be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after March 31, 2010, which have not previously been disclosed. I’m joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy and by Chaitu Parikh, our Chief Financial Officer.

And now, I’ll turn the call over to Jeff Mayer for an overview of our operating results.

Jeff Mayer - MXenergy - CEO

Thank you very much, Phil, and good morning, everyone. Today, we are reviewing our results for the quarter and the nine-month periods ending March 31, 2010. Let me start off by reminding you that we utilize the measure referred to as adjusted EBITDA to evaluate our operating performance and liquidity position.

As you may recall, adjusted EBITDA excludes interest, taxes, depreciation, amortization, stock compensation expense, as well as unrealized gains and losses from risk management activities. With this in mind, our adjusted EBITDA was $49.7 million for the quarter ended March 31, 2010, which represents a 2% increase from the same quarter in the prior fiscal year.

Lower operating expenses were partially offset by lower natural gas and electricity gross profit during the quarter. The decrease in natural gas gross profit for the quarter was primarily the result of the negative net comparative impact of certain timing differences associated with valuation and hedging of natural gas inventories. Chaitu will address these later in the call.

Adjusted EBITDA was $67 million for the nine months ended March 31, 2010, which represents a 23% increase from the prior fiscal year. Unlike the current quarter, the year-to-date increase in adjusted EBITDA stem from higher natural gas gross profit due to positive net comparative impact of timing differences associated with our natural gas inventories and lower operating expenses, which were partially offset by lower electricity gross profit.

The quarter ended March 31, 2010 was our second full reporting period after the completion of our debt and equity restructuring in September 2009. I’ll refer to this from time to time as the Restructuring. During the quarter, we continued with the implementation of a growth and marketing plan that will take us through the end of fiscal year 2010 and into fiscal year 2011. We’ve returned to normal marketing activities using our traditional marketing channels and are also implementing new approaches to build brand awareness.

Our quarter ended March 31, 2010 was highlighted by growth in our electricity customer base. As part of our overall growth and marketing plan, we are focusing on our electricity customer portfolio to augment the seasonal cash flow associated with electricity and to reduce risks associated with commodity and geographic concentrations.

During the quarter, we began serving customers in the new electricity territory in Pennsylvania, PPL Electric Utilities. As of March 31, 2010, we were serving approximately 32,000 RCEs in this new territory. We also saw a 12% growth in average RCEs for our other electricity territories, and as a result, total average electricity RCEs increased to 106,000 for the quarter, which was 29% higher than the same period in the prior fiscal year.

And let me remind all of you that when I refer to an RCE, or a residential customer equivalent, I’m referring to 10 megawatts of nominal electricity consumption on an annual basis or 100 MMBtus of nominal natural gas consumption on an annual basis.

During the latter part of fiscal year 2009 and the first half of fiscal year 2010, we experienced contraction of our natural gas and electricity customer base due to many factors, including financial, operational, and marketing constraints under our amended supply financing and hedging facilities, difficult economic conditions in many of our territories, which resulted in high credit-related attrition associated with charge-offs of customer accounts receivable or return to incumbent utilities and a higher incidence of disqualification of potential new customers due to our enhanced internal credit standards.

All of these factors contributed to attrition generally and particularly for various commercial customers, each of which represented a large number of RCEs per customer. Since the completion of the Restructuring, our marketing activities have been reinvigorated and we are once again offering a competitive slate of products to our current and potential customers. As a result, we have experienced lower in-contract attrition and higher renewal rates in our combined customer portfolio when compared with previous reporting periods.

In-contract attrition has steadily decreased from 34% experienced for the 12 months ended June 30, 2009 to 25% for the 12 months ended March 31, 2010. Likewise, our customer renewal rate has improved from 84% experienced for the 12 months ended June 30, 2009 to 93% for the 12 months ended March 31, 2010.

A more stable price environment and lower customer defaults during the fiscal year 2010, as compared with the prior fiscal year, have also contributed to lower in-contract attrition during this fiscal year. Favorable pricing environments in many of our natural gas territories had a positive impact on the gross profit per MMBtu of natural gas delivered to our customers and realized for the quarter ended March 31, 2010.

As weather-related demand increased during the winter months, natural gas commodity prices were stable, which allowed us to realize higher gross profit from natural gas delivered while still delivering value to our customers. The positive impact of higher gross profit per unit of natural gas delivered was partially offset by a 13% decrease in the volume of natural gas sold during the quarter ended March 31, 2010. Average natural gas RCEs were 439,000 for the quarter, which was 19% lower than the same period in the prior fiscal year. And that, of course, can be accounted for by the attrition I discussed earlier.

Despite a 29% increase in average electricity RCEs and the 16% increase in the volume of megawatt hours sold, competitive pricing environments in many of our electricity territories, including our newest territory in Pennsylvania, drove a 14% drop in electricity gross profit for the quarter ended March 31, 2010 as compared with the same period in the prior fiscal year. Gross profit per megawatt hours sold was lower during the quarter.

On an adjusted EBITDA basis, total operating expenses were approximately 13% lower for the quarter ended March 31, 2010 as compared with the same period in the prior year, which were primarily due to lower customer care expenses associated with fewer customers served, lower bad debt expense in non-guaranteed markets and lower contractual discounts on revenues in guaranteed markets, and a reduced number of employees, generally, which resulted in lower salaries and benefits expenses. These savings were somewhat offset by higher marketing and advertising costs, reflecting a return to more normal marketing activity during the second and third quarters of fiscal year 2010.

Our growth plan includes new initiatives that are compatible with our strategic business objectives. On April 1, 2010, we began delivering natural gas to an LDC in Ohio as part of a new Standard Service Offer program, which we refer to as the SSO program. Under a contract that continues through March 31, 2011, we will deliver natural gas to the LDC on a wholesale basis for which we will receive a variable price that is based on a NYMEX-referenced wholesale price plus a fixed retail price adjustment for natural gas delivered by the LDC to its customers.

As of April 1, 2010, based upon estimates received directly from the LDC, the Company expects to deliver to the LDC approximately 11 million MMBtus of natural gas as a provider under the SSO program. The retail price adjustment is expected to provide us with a gross profit per MMBtu delivered that is substantially less than our historical retail margins.

We will continue to focus on growth in our existing markets, identify potential new territories to enter, and evaluate acquisition opportunities for customer portfolios that are consistent with our overall business objectives, our operating and information systems environments, our risk management policy, and our supply hedging and financing capabilities. We also will consider other transactions and initiatives, such as the SSO program, which we deem to be compatible with our business objectives.

As you can tell from my comments today, our relationship with RBS Sempra as our single provider of commodity supply, economic hedging instruments, and necessary credit support for our business is proving to be mutually beneficial and cooperative.

I will now turn the call over to Chaitu Parikh, our Chief Financial Officer and recently named Executive Vice President, for a more detailed discussion of our financial results and liquidity position.

Chaitu Parikh - MXenergy - EVP and CFO

Thank you, Jeff. For the quarter ended March 31st, 2010, we earned adjusted EBITDA of $49.7 million, which was 2% higher than the same period in the prior fiscal year. This is primarily due to an increase of $5.6 million in gross profit from natural gas delivered to customers and lower operating expenses of $2.7 million. These positive quarterly impacts were partially offset by $6.6 million in net negative comparative impact of timing differences associated with natural gas inventories and lower electricity gross profit of $0.9 million.

For the first nine months of fiscal year 2010, adjusted EBITDA was $67 million, which was 23% higher than the prior fiscal year, primarily due to a $14 million net positive comparative impact of certain timing differences associated with natural gas inventories and lower operating expenses of $5.2 million. These positive year-to-date impacts were partially offset by a decrease of $5.6 million in gross profit from natural gas delivered to customers and lower electricity gross profit of $1 million.

For the third quarter of fiscal year 2010, excluding the impact of natural gas gross profit timing differences and certain non-recurring Restructuring-related expenses, adjusted EBITDA would have increased 23% to $40 million, as higher natural gas gross profit and lower operating expenses were partially offset by lower electricity gross profit.

For the first nine months of fiscal year 2010, excluding the impact of natural gas gross profit timing differences and certain non-recurring Restructuring-related expenses, adjusted EBITDA would have increased 1% to $58.1 million, as lower natural gas and electricity gross profit were offset by lower operating expenses.

During the course of our fiscal year, natural gas gross profit is impacted by various factors, including volatility in the price we pay for natural gas, the volume of gas consumed by our customers and the timing and volume of natural gas added to and removed from storage inventory. The impacts of volatile natural gas market prices vary greatly depending on the period of time in which they occur during our fiscal year. Although operating results for a full 12-month period should not be materially impacted by such trends due to our commodity hedging and contract pricing strategies, commodity price movements can have material short-term impacts on quarterly operating results. Certain impacts recognized during one or more reporting quarters when we are accumulating natural gas supply will reverse during a subsequent reporting quarter when natural gas inventories are delivered to customers.

Such timing differences associated with valuation and hedging of natural gas inventories include realized gains or losses from risk management activities recognized in cost of goods sold during a reporting period that directly relate to natural gas inventories not yet sold to customers as of the period-end reporting date and changes in the market prices of natural gas that result in adjustments to cost of goods sold during a reporting period to the revaluation of natural gas inventories not yet sold to customers as of the period-end reporting date.

For the quarter ended March 31st, 2010, excluding the impact of these timing differences, natural gas gross profit increased $5.6 million, or 12%. Favorable pricing environments and the effects of colder than normal weather in many of our markets were the main drivers for higher gross profit from delivered natural gas during the quarter.

This positive quarterly impact was partially offset by a 13% decrease in the volume of natural gas sold for the quarter ended March 31st, 2010, as the impact of fewer average RCEs during the period was partially offset by the effects of colder than normal weather in many of our markets, and a $1.1 million decrease in fees earned from natural gas customers as a result of our serving fewer customers and lower fees associated with customer delinquencies.

For the nine months ended March 31st, 2010, excluding the impact of timing differences, natural gas gross profit decreased $5.6 million, or 6%. This was primarily due to an 18% decrease in the volume of natural gas sold for the nine months ended March 31st, 2010, as the impact of fewer average RCEs served during the period was partially offset by colder than normal weather during the peak winter months, and a $2.3 million decrease in fees earned from natural gas customers as a result of serving fewer gas customers and lower fees from customer delinquencies.

These negative year-to-date impacts were partially offset by higher gross profit per MMBtu of natural gas delivered to our customers as a result of favorable pricing environments in many of our natural gas markets.

Electricity gross profit decreased $0.9 million, or 14%, for the third quarter of fiscal year 2010, as compared with the same period in the prior fiscal year. This is due primarily to a reduction in gross profit per megawatt hours sold, which was partially offset by higher volume of electricity delivered to customers during the quarter.

The additional volume resulting from customer growth during the third quarter of fiscal year 2010 was generally delivered in territories where we have experienced competitive pressure to reduce our prices, which resulted in lower gross profit per megawatt hours sold. For the first nine months of fiscal year 2010, electricity gross profit was down 6%, as a 9% decrease in volumes sold was offset by higher gross profit for megawatt hours sold.

Total operating expenses decreased $2.7 million, or 13%, for the third quarter of fiscal year 2010 and decreased $5.2 million, or 7%, for the first nine months of fiscal year 2010, compared to the same periods in the prior fiscal year.

Year-to-date general and administration expenses include $2.2 million of compensation costs and professional fees that were incurred in the first quarter of fiscal year 2010 as a direct result of the Restructuring. Excluding these Restructuring-related costs, general and administrative expenses decreased $2.2 million, or 14%, during the third quarter and decreased $5.3 million, or 12%, during the first nine months of fiscal year 2010. These decreases were due to lower salaries and benefit expenses, which generally resulted from lower staff counts, lower professional fees, which reflect elimination of fees associated with certain management consulting arrangements that were terminated as of the Restructuring date, lower costs associated with SOX compliance and lower external auditor fees. In addition, lower general expenses were primarily due to decreased customer care and billing costs, resulting from generally lower number of customers served.

Advertising and marketing costs increased $1.3 million, or 300%, for the third quarter and income of $0.8 million, or 45%, for the first nine months of fiscal year 2010. During the third quarter, we returned to more normal marketing activity, which more than offset the curtailment of our marketing activities for the first half of the year.

Reserves and discounts include the provision for doubtful accounts related to accounts receivable in those markets where we bear direct credit risk from our customers and, to a lesser extent, contractual discounts related to markets where the local utilities guarantee customer accounts receivable. The provision for doubtful accounts decreased $1.7 million, or 52%, for the third quarter and decreased $2.3 million, or 33%, for the first nine months of fiscal year 2010, as compared with the same periods in the prior fiscal year. This is due principally to lower sales of natural gas and electricity and a higher percentage of our customer portfolio in guaranteed markets.

Depreciation and amortization expenses decreased approximately $4.3 million, or 42%, for the third quarter and decreased $11.8 million, or 41%, for the first nine months of fiscal year 2010. Lower depreciation and amortization costs were principally due to assets that we acquired, principally software and customer contracts, from Shell Energy Services Company in August 2006, being fully depreciated or amortized as of August 2009.

Net interest expense decreased $4.5 million, or 36%, for the third quarter and decreased $5.7 million, or 16%, for the first nine months of fiscal year 2010. This decrease is primarily due to (1) lower total interest expense related to long-term debt resulting from a 55% reduction in the aggregate principal balance of long-term debt outstanding as a result of the Restructuring; (2) the impact of changes in the fair market value of interest rate swaps, which resulted in lower interest expense for the first nine months of fiscal year 2010, but for which there was a minimal impact for the third quarter of fiscal year 2010; and (3) generally lower fees associated with our current supply and hedging activities as compared with our former facilities.

The decreases in net interest expense were partially offset during the first nine months of fiscal year 2010 by incremental amortization of facility amendment fees and Restructuring-related costs.

During the first nine months of fiscal year 2010, our cash and cash equivalents decreased by $20.4 million to a balance of $2.9 million at the end of the period. Cash was used in or provided by the following material operating, investing, and financing activities during the period.

$44.5 million of cash was provided by operating activities during the period. Cash provided from net income, excluding certain non-cash items, and the release of $75 million of restricted cash to cash and cash equivalents as a result of the Restructuring were partially offset by net cash used for normal working capital requirements and certain Restructuring-related transactions which were deemed to be operating in nature.

$51.2 million of cash was used for financing activities, primarily as a direct result of repayments of debt and other Restructuring-related transactions.

And $13.7 million of cash was used for investing activities, primarily for acquisition of customers.

In connection with the Commodity Supply Facility, our operating cash is currently controlled by RBS Sempra. Cash is released weekly by RBS Sempra to us to cover our ongoing operating cash requirements. This facility also includes provisions that allow for net settlement of amounts due from and due to RBS Sempra. At March 31st, 2010, we have cash in excessive amounts owing to RBS Sempra of $15 million.

Under the Commodity Supply Facility with RBS Sempra, we have available liquidity of approximately $83 million as of March 31st, 2010, of which we have the ability to borrow up to $45 million of cash for operations, provided that we continue to be in compliance with specific collateral requirements.

As of March 31st, 2010, we are in compliance with the terms of the Commodity Supply Facility and of our long-term debt instruments. Additionally, we believe we have sufficient availability under the Commodity Supply Facility to meet our liquidity needs for ongoing operations and anticipated growth.

Jeff Mayer - MXenergy - CEO

That concludes our earnings commentary. This is Jeff Mayer again. We now would like to open the call to questions. Veronica?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).

Phil Mittleman - MXenergy - Associate General Counsel

Excuse me, this is Phil Mittleman and if there are no questions, I want to thank all of you for joining us today. A replay of this conference call will be available starting this afternoon for the next 30 days at the Investor Relations’ link at www.mxholdings.com. Additionally, a transcript of today’s teleconference will be available within the next seven days via the Investor Relations link at www.mxholdings.com.

We appreciate your continued interest in MXenergy and look forward to having you on future calls with us.

Jeff Mayer - MXenergy - CEO

Thank you very much, all, for joining us. We’ll see you on the telephone next quarter.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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